Consent of Independent Auditors



We consent to the reference to our firm under the caption "Accountants and Financial Statements" in the prospectus and to the use of our reports (1) dated February 15, 2002 with respect to the statutory-basis financial statements and schedules of Transamerica Life Insurance and Annuity Company and (2) dated March 8, 2002 with respect to the subaccounts of Transamerica Life Insurance and Annuity Company Separate Account VA-8 included in Post-Effective Amendment No. 4 to the Registration Statement (Form N-4 No. 333-32664) and the related Prospectus and Statement of Additional Information of Transamerica Life Insurance and Annuity Separate Account VA-8.

/s/ Ernst & Young LLP

Los Angeles, California
April 25, 2002